EXHIBIT INDEX


(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(n)(1) Consent of Independent Registered Public Accounting Firm for VUL III dated November 23, 2004.

(n)(2) Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV-ES dated November 23, 2004.